EXECUTION COPY








                            ASSET PURCHASE AGREEMENT


                                    BETWEEN


                               MEDITE CORPORATION


                                      AND


                 SIERRA PINE, a California limited partnership


                                January 31, 1997





                               TABLE OF CONTENTS

1.  Definitions.                                                 1

2.  Basic Transaction.                                           7
     (a)  Purchase and Sale of Assets.                           7
     (b)  Assumption of Liabilities.                             7
     (c)  Purchase Price.                                        7
     (d)  The Closing.                                           7
     (e)  Deliveries at the Closing.                             8
     (f)  Adjustments to Purchase Price;
           Final Net Working Capital Amount                      8
     (g)  Allocation.                                            9
     (h)  Inventory Value                                        9
     (i)  Transfer                                               9

3.  Representations and Warranties of the Seller.                9
     (a)  Organization of the Seller.                            10
     (b)  Authorization of Transaction.                          10
     (c)  Noncontravention.                                      10
     (d)  Brokers' Fees.                                         11
     (e)  Legal Compliance                                       11
     (f)  Real Property                                          11
     (g)  Contracts                                              12
     (h)  Litigation.                                            12
     (i)  Financial                                              12
     (j)  Permits and Licenses                                   13
     (k)  Scope of the Acquired Assets                           13
     (l)  Environmental Matters                                  13
     (m)  Intellectual Property Rights                           14
     (n)  Taxes                                                  14

4.  Representations and Warranties of the Buyer.                 14
     (a)  Organization of the Buyer.                             15
     (b)  Authorization of Transaction.                          15
     (c)  Noncontravention.                                      15
     (d)  Brokers' Fees.                                         15
     (e)  Financing                                              16

5.  Pre-Closing Covenants.                                       16
     (a)  General.                                               16
     (b)  Notices and Consents.                                  16
     (c)  Operation of Business.                                 16
     (d)  Access.                                                17
     (e)  Notice of Developments.                                17
     (f)  Employee Matters                                       18
     (g)  Corporate Documentation and Authorization/Opinion      18
     (h)  Title/Survey                                           18

6.   Post-Closing Covenants                                      20
     (a)  General                                                20
     (b)  Litigation Support                                     20
     (c)  Covenant not to Compete                                20
     (d)  Confidential Information                               21
     (e)  Employee Matters                                       21
     (f)  Access                                                 21
     (g)  Air Permit                                             21
     (h)  Purchase Price Adjustments                             22
     (i)  Refiner Conversion                                     22

7.  Tax Matters                                                  22
     (a)  Tax Cooperation                                        22
     (b)  Allocation of Taxes                                    22
     (c)   Transfer Taxes                                        23

8.  Conditions to Obligation to Close.                           23
     (a)  Conditions to Obligation of the Buyer.                 23
     (b)  Conditions to Obligation of the Seller.                24
9.  Survival of Representations and Warranties                   25

10.  Indemnification Provisions for Benefit of the Buyer         26

11.  Indemnification Provisions for Benefit of the Seller        26

12.  Matters Involving Third Parties                             27

13.  Miscellaneous Indemnity Provisions                          28
     (a)  Determination of Adverse Consequences                  28
     (b)  Other Indemnification Provisions                       28

14.  Termination.                                                28
     (a)  Termination of Agreement.                              28
     (b)  Effect of Termination.                                 29

15.  Remediation Obligations for Hazardous Materials             29

16.  Employee Severance.                                         30

17.  Miscellaneous.                                              31
     (a)  Press Releases and Public Announcements                31
     (b)  No Third Party Beneficiaries.                          32
     (c)  Entire Agreement.                                      32
     (d)  Succession and Assignment.                             32
     (e)  Counterparts.                                          32
     (f)  Headings.                                              32
     (g)  Notices.                                               32
     (h)  Governing Law.                                         33
     (i)  Amendments and Waivers.                                34
     (j)  Severability.                                          34
     (k)  Dispute Resolution; Expenses                           34
     (l)  Construction.                                          35
     (m)  Incorporation of Exhibits.                             35
     (n)  Allocation of Purchase Price                           35
     (o)  Bulk Transfer Laws.                                    35


                                    EXHIBITS

     EXHIBIT A-1    Form of Deed
     EXHIBIT A-2    Form of Bill of Sale and Assignment
     EXHIBIT B      Form of Assumption
     EXHIBIT C      Allocation Schedule
     EXHIBIT D      Disclosure Schedule
     EXHIBIT E      License Agreement
     EXHIBIT F      Form of Valhi, Inc. Guaranty
     EXHIBIT G      Form of Assignment of License Agreement
     EXHIBIT H      Environmental Report
     EXHIBIT I      [Reserved]
     EXHIBIT J      Form of ODOE Estoppel Certificate
     EXHIBIT K      Form of Licensor Estoppel Certificate



                                   SCHEDULES

     SCHEDULE 1     Acquired Assets Listing
     SCHEDULE 1.1   Real Property
     SCHEDULE 1.2   Fixed Assets
     SCHEDULE 1.4   Certain Agreements
     SCHEDULE 1.5   Intellectual Property
     SCHEDULE 1.6   Accounts Payable Listing
     SCHEDULE 1.7   Accounts Receivable Listing
     SCHEDULE 2     Assumed Liabilities Listing
     SCHEDULE 3     Specified Persons for Determining Knowledge of Seller
     SCHEDULE 4     Specified Persons for Determining Knowledge of Buyer
     SCHEDULE 5     Maximum Employee Severance Obligations - MDF Facility
     SCHEDULE 5.1   Maximum Employee Severance Obligations - Corporate
                    Headquarters
                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the "Agreement") is entered into as of January 31, 1997, by and between SIERRA PINE, a California limited partnership (the "Buyer"), and MEDITE CORPORATION, a Delaware corporation (the "Seller"). The Buyer and the Seller are referred to individually as a "Party" and collectively as the "Parties."

     This Agreement contemplates a transaction in which the Buyer will purchase the Acquired Assets (as defined below) and assume the Assumed Liabilities (as defined below) of the Seller in return for cash and the assumption of debt. Excluded Liabilities shall remain the obligation of the Seller.

     Now, therefore, in consideration of the premises and the mutual promises, representations, warranties, and covenants set forth below, the Parties agree as follows.

     1.  Definitions.


     "Accounting Report" has the meaning set forth in  Section2(f) below.


     "Acquired Assets" means all of the right, title, and interest of Seller in and to all of the assets described on Schedule 1 attached to this Agreement and incorporated herein by this reference.

     "Additional Endorsements" has the meaning set forth in  Section5(h) below.


     "Adverse Consequences" means all actions, suits, proceedings, hearings,

investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable settlements, liabilities (absolute, accrued, contingent or otherwise), obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Ancillary Agreements" has the meaning set forth in  Section2(e) below.


     "Annual Financial Statements" has the meaning set forth in  Section3(i)

below.

     "Applicable Rate" means the "Prime Rate" as identified in the Wall Street

Journal Money Rates section from time to time as the base rate of interest for corporate loans.

     `Applicable Severance Obligations'' has the meaning set forth in

Section16(c).

     "Assumed Liabilities" means all liabilities and obligations of the Seller as described on Schedule 2 attached to this Agreement and incorporated herein by this reference.

     "Business" means the Seller's business operations relating to the MDF

Facility.

     "Buyer" has the meaning set forth in the preface above.


     "Buyer Confidential Information" means any information known to Seller as of the Closing Date concerning the Business that as of the Closing Date (i) is not, and does not become as a result of any action by Seller, its officers, directors, employees, agents or attorneys, generally available to the public, and (ii) is not, and does not become, available to the Seller from any source other than the Buyer or its affiliates or Seller and its affiliates.

     "Cause" means theft or other acts of dishonesty, commission of a felony or a crime involving moral turpitude, violation of substance abuse policy, continuous unexplained absence from work or violation of express employer policies by an employee.

     "Closing" has the meaning set forth in  Section2(d) below.


     "Closing Balance Sheet" has the meaning set forth in  Section2(f) below.


     "Closing Date" has the meaning set forth in  Section2(d) below.


     "Confidential Information" means any information concerning the Business and any other businesses and affairs of the Seller and its Subsidiaries that (i) is not already, and does not become as a result of any action by Buyer, its officers, directors, employees, agents or attorneys, generally available to the public, and (ii) is not, and does not become, available to the Buyer from any source other than the Seller or its Subsidiaries.

     "Disclosure Schedule" means the disclosure schedule attached hereto as

Exhibit D and incorporated in this Agreement by this reference.  For the convenience of the parties, each exception noted in the Disclosure Schedule shall be numbered to correspond to the applicable subsection to which it refers.

     "Environmental Report" shall mean the reports setting forth the results of the phase I and phase II investigation performed by Kennedy & Jenks at the MDF Facility more particularly described in Exhibit H.

     "Estimated Net Working Capital Amount" means the estimated net book value as of the Closing Date determined by the Seller as provided herein in accordance with GAAP and consistent with the Seller's past practices, of all Working Capital related to the Business.

     "Excluded Liabilities" means any and all liabilities, obligations, losses,

damages, claims, demands, remedies, actions and causes of action of every kind and nature whatsoever, known or unknown, asserted or unasserted, absolute or contingent, liquidated or unknown, due or to become due, whether at law or in equity, in contract or tort or arising under or by virtue of any statute, regulation, or common law theory of liability, now recognized by law or that may be created or recognized in the future in any manner, including without limitation by statute, regulation, or judicial decision, including but not limited to actual damages, exemplary and punitive damages, all penalties of any kind, and prejudgment and postjudgment interest, of the Seller that are not Assumed Liabilities, including: (i) workers' compensation claims or liabilities or claims regarding injury to or death of persons or damage to or destruction of property with respect to incidents occurring on or prior to the Closing Date regardless of when said claims or liabilities are asserted and liabilities arising out of or in connection with any of Seller's employee health, welfare and pension (including defined benefit pension and profit sharing) plans; (ii) except to the extent provided in Section16, severance obligations, if any, arising out of termination of Seller's employees at the MDF Facility prior to the Closing or other employee obligations arising, or based on events occurring, or resulting from, the termination of such employees before the Closing, including all liabilities relating to or arising out of any collective bargaining agreement including the arbitration of any such claim, or arising out of any collective bargaining obligation or relationship of Seller; (iii) Taxes owed by or imposed upon Seller related to the Acquired Assets incurred in or attributable to any Pre-Closing Tax Period; (iv) product liability, product warranty liability and tort liabilities of Seller, in each case with respect to products sold prior to the Closing Date; (v) contract claims or liabilities of Seller existing as of or relating to performance prior to the Closing Date; (vi) except to the extent provided in Section15, liabilities for (A) the disposal prior to the Closing Date by Seller of Hazardous Materials other than on the real properties that are part of the Acquired Assets, or (B) the migration prior to the Closing Date of Hazardous Materials off the real properties that are part of the Acquired Assets while Seller owned such real properties; (vii) all employee severance payments and obligations with respect to employees of the Business located outside of Oregon; (viii) any liability for legal, investment banking and other expenses and fees incurred by Seller in connection with the negotiation and preparation of this Agreement and the sale of the Acquired Assets to Buyer; (ix) any liability or obligation of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement); (x) any liability or obligation of Seller (whether for the payment of money or otherwise) under either (A) that certain agreement dated August 31, 1995 between Seller and Convey/Keystone concerning the purchase of an ammonia treatment system or (B) that certain agreement dated August 23, 1995 between Medite Corporation and Sunds Defibrator concerning the conversion of five L-42 refiners to five L-46 refiners; or (xi) any cost or expense related to the environmental reports prepared pursuant to the Kennedy/Jenks agreement identified in Section 3(g) of the Disclosure Schedule.

     "Final Net Working Capital Amount" means the net book value as of the

Closing Date, determined by the Buyer and the Seller after the Closing in accordance with GAAP and consistent with the Seller's past practices, of all Working Capital related to the Business.

     `GAAP'' means United States generally accepted accounting principles as in effect from time to time.
     "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements

Act of 1976, as amended.

     "Hazardous Materials" means any hazardous substance defined or listed as a hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or other hazardous substances regulated under any federal, state or local environmental law, statute, regulation, ordinance, permit or other legal requirement.

     "Indemnified Party" has the meaning set forth in  Section12(a) below.


     "Indemnifying Party" has the meaning set forth in  Section12(a) below.


     "Intellectual Property Rights" means intellectual property rights,

including, without limitation, patents, patent applications, registered and unregistered trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications and registered publications rights, computer programs, computer software, inventions, know-how, trade secrets, technology, proprietary processes and formulae that are part of the conduct of the Business.

     "Inventory" means raw materials, work-in-process and finished goods related to the Business but shall not include supplies or parts.

     "Inventory Value" means the value of all Inventory as determined in accordance with  Section2(h) below.

     "Knowledge" means, with respect to the Seller, the actual knowledge without independent investigation of any one or more of the persons listed on attached
Schedule 3 and, with respect to the Buyer, the actual knowledge without independent investigation of any one or more of the persons listed on attached
Schedule 4 .


     "License Agreement" means the License Agreement attached hereto as Exhibit

E.


     "MDF" means medium density fibreboard.


     "MDF Facility" means the Seller's MDF facility in Medford, Oregon as more particularly described in Schedule 1.


     "Offer of Employment" means an offer by Buyer or Timber Products Company to employ, in Medford, Oregon, an employee of Seller on substantially similar terms and conditions to the terms and conditions of such employee's existing employment with Seller (including without limitation, salary, position and responsibilities) which employment will commence not later than one (1) week after the Closing, subject to satisfactory completion of drug testing applicable to all of Buyer's employees; provided however, that an offer by Buyer shall be deemed an Offer of Employment notwithstanding that the terms and conditions under which employees of Seller who are represented by a collective bargaining representative shall be subject to, and may be modified pursuant to, collective bargaining between Buyer and such collective bargaining representative.

     "Ordinary Course of Business" with respect to a Person means the ordinary course of business consistent with that Person's past custom and practice (including, without limitation, with respect to quantity and frequency).
     `ODEQ'' has the meaning set forth in  Section6(g).


     "ODOE Loan" means that certain loan between the Seller and the State of

Oregon Department of Energy and evidenced by the ODOE Loan Documents.

     "ODOE Loan Documents" means the Loan Agreement dated as of October 8, 1992 and the Deed of Trust, Security Agreement, Promissory Note and Hazardous Substance Agreement dated March 1, 1993 between the Seller and the State of Oregon Department of Energy.

     "Party" has the meaning set forth in the preface above.


     "Permitted Exceptions" has the meaning set forth in  Section5(h).


     "Person" means an individual, a partnership, a corporation, an association,

a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Post-Closing Tax Period" means any tax period (or portion thereof)

beginning after the Closing Date.

     "Pre-Closing Tax Period" means any tax period (or portion thereof) ending on or before the Closing Date.

     "Purchase Price" has the meaning set forth in  Section2(c) below.


     "Real Property"  has the meaning set forth in  Section5(h) below.

     "Required Endorsements" has the meaning set forth in  Section5(h) below.


     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge,

or other security interest, other than (a) mechanic's, materialmen's, and similar liens, and (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings.

     "Seller" has the meaning set forth in the preface above.


     "Subsidiary" means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other equity interests, or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or other persons performing similar functions with respect to such entity.

     "Survey" has the meaning set forth in  Section5(h) below.


     "Taxes" means all taxes, however denominated, including any interest,

penalties, or other additions that may become payable in respect thereof, imposed by any Federal, territorial, state, local, or foreign government or any agency or political subdivision of any such government, which shall include, without limitation, all income or real or personal property taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, stamp taxes, environmental taxes, transfer taxes and other governmental charges of a similar nature to any of the foregoing.
     "Third Party Claim" has the meaning set forth in  Section12(a) below.


     "Title Commitment" means the Preliminary Report, Order No. 54500mdf  issued by Jackson County Title Division of Continental Lawyers Title Company dated as of 5:00 p.m. on December 9, 1996.

     "Title Company" means Jackson County Title Division, Continental Lawyers

Title Company.

     "WARN Act" means the Worker Adjustment and Retraining Notification Act.


     "Working Capital" means petty cash at the MDF Facility, accounts receivable

(excluding reserves for bad debts), accounts payable, accrued current liabilities, prepaid items and Inventory Value.

     2.  Basic Transaction.


     (a)  Purchase and Sale of Assets.  On the terms and subject to the conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section2.

     (b)  Assumption of Liabilities.  On the terms and subject to the conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligations or liabilities of the Seller that are not Assumed Liabilities. Without limiting the generality of the foregoing, Excluded Liabilities remain the obligation of the Seller.

     (c)  Purchase Price.  The Buyer agrees to pay to the Seller at the Closing

$37,541,000 for the MDF Facility plus or minus the Estimated Net Working Capital Amount (as adjusted as provided in Section2(f) below, the "Purchase Price") by
(i) assumption by Buyer, in a manner and pursuant to assumption documents reasonably satisfactory to Seller and the Buyer, of the ODOE Loan (which assumption shall be deemed to have a value equal to (1) the outstanding principal amount of the ODOE Loan as of the Closing Date, plus (2) the amount of interest accrued and unpaid with respect to the ODOE Loan as of the Closing
Date), and (ii) payment of the remainder of the Purchase Price in cash by wire transfer or delivery of other immediately available funds.

     (d)  The Closing.  The closing of the transactions contemplated by this

Agreement (the "Closing") shall take place at the main offices of U.S. National

Bank of Oregon in Portland, Oregon or any other mutually agreed upon location in Portland, Oregon commencing at 9:00 a.m. local time on the fourteenth day after the date of this Agreement (the "Closing Date") unless (i) such day is not a business day, in which case the Closing shall occur at 9:00 a.m. local time on the next succeeding business day, or (ii) as of such day all of the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions the respective Parties will take at the Closing itself) have not been satisfied or waived, in which case the Closing shall occur on the second business day following the satisfaction or waiver of all such conditions; provided, however, that by notice by the Buyer to the Seller not later than twelve (12) days after the date of this Agreement, the Buyer may extend the Closing Date to date not later than twenty-one (21) days after the date of this Agreement. Either the Buyer or the Seller may terminate this Agreement in accordance with Section14 if the Closing Date shall not have occurred by the twenty-first day after the date of this Agreement. The Closing shall be structured as a so-called "New York Style" closing with the simultaneous issuance of the Title Policy by the Title Company to Buyer and disbursement of the cash portion of the Purchase Price to Seller. In connection therewith Buyer and Seller shall provide such gap indemnities and undertakings as the Title Company may reasonable require. If the Title Company is unable to facilitate a New York Style closing, the Closing shall be consummated through a customary deed and money escrow arrangement with such modifications thereto as are necessary to conform with the provisions of this Agreement.

     (e)  Deliveries at the Closing.  At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section8(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section8(b) below; (iii) each of the Seller and the Buyer will execute, acknowledge (if appropriate), and deliver to the other (A) assignments, including a deed in the form attached hereto as Exhibit A-1 and bill of sale and assignment in the form attached hereto as Exhibit A-2, the assumption in the form attached hereto as

Exhibit B and an assignment and assumption of Seller's rights and obligations under the License Agreement in the form attached hereto as Exhibit G (such real property transfer documents, assumption and assignments, together with the documents delivered under Subsections (ii) above and (iii)(B) below, are referred to collectively as the "Ancillary Agreements"), and (B) such other instruments of sale, transfer, conveyance, assignment and assumption as the other reasonably may request; (iv) Seller will deliver to Buyer such detail concerning the calculation of the Estimated Net Working Capital Amount as Buyer may reasonably request; and (v) the Buyer will deliver to the Seller the consideration specified in Section2(c) above.
     (f)  Adjustments to Purchase Price; Final Net Working Capital Amount.


          (i) As promptly as practicable, but not before ninety (90) and not later than one hundred twenty (120) days following the Closing Date, (i) the Seller shall cause to be prepared, in accordance with GAAP and consistent with its past practices, a balance sheet of the Business as of the close of business on the Closing Date (the "Closing Balance Sheet"); and (ii) the Seller shall prepare a schedule setting forth the calculation of the Final Net Working Capital Amount based on the Closing Balance Sheet and (iii) the accounts receivable amount included in the Closing Balance Sheet shall be determined as set forth in Section2(f)(ii). Promptly after completion, the Seller shall deliver to the Buyer copies of the Closing Balance Sheet and the schedule setting forth the calculation of the Final Net Working Capital Amount (collectively, the "Accounting Report"). Within ten (10) days after receipt of the Accounting Report, unless Buyer provides notice to Seller of objection to the Accounting Report, (i) if the Final Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, the Buyer shall make a cash payment to the Seller in an amount equal to such excess; and (ii) if the Estimated Net Working Capital Amount exceeds the Final Net Working Capital Amount, the Seller shall make a cash payment to the Buyer in an amount equal to such excess. Any payments pursuant to the foregoing provisions shall be adjustments to the Purchase Price. In the event of any disputes with respect to the Purchase Price adjustments pursuant to this Section2(f), the parties shall use their respective best efforts to resolve such matters as provided in Section17(k).

          (ii) In preparing the Accounting Report, only those accounts receivable actually collected as of ninety (90) days after the Closing Date (determined with respect to the accounts receivable invoice referenced on each respective payment), shall be considered in the calculation of the Final Net Working Capital Amount and the Purchase Price shall be adjusted accordingly. Accounts receivable which remain uncollected as of ninety
     (90) days after the Closing Date shall not be counted in the Final Net Working Capital Amount. Buyer promptly shall reassign all such uncollected accounts receivable to the Seller.

     (g)  Allocation.  The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit C. The Buyer and the Seller will cooperate in the preparation and filing of Internal Revenue Service Form 8594 in a manner consistent with this Section2(g); provided however, neither Party shall be liable to the other in the event that such allocation is challenged by the Internal Revenue Service.

     (h)  Inventory Value.  Inventory shall be valued at average cost (excluding

LIFO reserves) in accordance with GAAP consistent with Seller's past practices, including application of GAAP with respect to the lower of cost or market valuation adjustments and valuation adjustments with respect to excess and slow moving inventories.

     (i)  Transfer.  Seller shall transfer possession of the Acquired Assets to

Buyer simultaneously with Closing.

     3.  Representations and Warranties of the Seller.  The Seller represents and warrants to the Buyer that the statements contained in this Section3 are true, correct and complete, except to the extent qualified or supplemented by the matters set forth in the Disclosure Schedule, as of the date of this Agreement and will be true, correct and complete, except to the extent qualified or supplemented by the matters set forth in the Disclosure Schedule, as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section3).

     (a)  Organization of the Seller.  The Seller is a corporation validly existing, and in good standing under the laws of the State of Delaware.

     (b)  Authorization of Transaction.  The Seller has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and the Ancillary Agreements, and the execution and delivery of this Agreement and the Ancillary Agreements has been duly authorized and approved by all necessary corporate action of the Seller. This Agreement constitutes, and the Ancillary Agreements when executed by the Seller will constitute, valid and legally binding obligations of the Seller, enforceable in accordance with their respective terms and conditions.

     (c)  Noncontravention.  Neither the execution and the delivery of this

Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, will (i) violate any valid constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Seller and the Acquired Assets is subject or any provision of the charter or bylaws of the Seller; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or obtain consent, or Security Interest would not have a material adverse effect on the financial condition of the Seller taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement or the Ancillary Agreements. To the Knowledge of the Seller, and other than in connection with the provisions of the Hart-Scott-Rodino Act, the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the financial condition of the Seller taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.
     (d)  Brokers' Fees.  The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements to which the Acquired Assets could be subjected for which the Buyer could become liable or obligated.

     (e)  Legal Compliance.  The Seller has complied with all applicable and valid laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the financial condition of the Acquired Assets and Assumed Liabilities taken as a whole.

     (f)  Real Property.


          (i) Section3(f)(i) of the Disclosure Schedule lists all Real Property that is part of the Acquired Assets. With respect to each such parcel of Real Property, and except as may be disclosed in any title commitments issued with respect thereto:

               (A) the Seller has good title to the Real Property, free and clear of any Security Interest and other easements or covenants, except as set forth in the Title Commitment and documents referenced therein and except for building restrictions, zoning restrictions, and similar matters arising from governmental action applicable generally to properties of a similar character;

               (B) there are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; and

               (C) there are no outstanding options or rights of first refusal to purchase or lease the parcel of real property, or any portion thereof or interest therein.

          (ii) Section3(f)(ii) of the Disclosure Schedule lists all real property leased or subleased that is part of the Acquired Assets. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section3(f)(ii) of the Disclosure Schedule (as amended to date). To the Knowledge of the Seller, each lease and sublease listed in Section3(f)(ii) of the Disclosure Schedule is legal, valid, binding, enforceable in accordance with its terms, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not have a material adverse effect on the Acquired Assets as a whole.

     (g)  Contracts.   Section3(g) of the Disclosure Schedule lists all written

contracts and other written agreements relating to the Acquired Assets and Assumed Liabilities the performance of which will involve consideration in excess of $10,000, other than the Real Property leases and subleases listed in Section3(f)(ii). The Seller has delivered to the Buyer a correct and complete copy of each contract or other agreement listed in Section3(g) of the Disclosure Schedule (as amended to date). To the Knowledge of Seller, all contracts and other written agreements relating to the Acquired Assets and Assumed Liabilities and listed on the Disclosure Schedule are in full force and effect and are binding upon and enforceable in all material respects against the parties thereto. To the Knowledge of Seller, Seller has not received any written communications from any other party to the contracts required to be disclosed under this Section3(g) which asserts a material breach to such contract or which claims such contract is not valid or enforceable in any material respect.

     (h)  Litigation.   Section3(h) of the Disclosure Schedule sets forth each

instance in which the Seller (but only to the extent relating to the Acquired Assets or Assumed Liabilities) or the Acquired Assets or Assumed Liabilities (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is the subject of any pending, or to the Knowledge of Seller, threatened in writing, action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not reasonably be expected to involve consideration in
excess of $5,000.   Section3(h) of the Disclosure Schedule lists all payments
during the five (5) years preceding the Closing Date for product-related claims with respect to which each claim individually exceeds $25,000 in connection with the products manufactured at the MDF Facility. The Seller is not a party to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to or having a material adverse effect upon the financial condition of the Acquired Assets or Assumed Liabilities taken as a whole.

     (i) Financial.


          (i) The Seller's balance sheets dated as of December 31, 1993, December 31, 1994 and December 31, 1995, as well as income statements for the years then ended, delivered to the Buyer (cumulatively the "Annual

     Financial Statements") present fairly the financial position of the Seller as of the date of each respective Annual Financial Statement and the results of operations of the Seller for the respective periods covered by the Annual Financial Statements in accordance with GAAP.

          (ii) The unaudited balance sheet and income statements of the Seller as of September 30, 1996 for the nine-month period then ended delivered to the Buyer present fairly the financial position of the Seller as of the date thereof and the results of operation of the Seller for the period covered thereby in accordance with GAAP, subject to normal recurring year-end adjustments in accordance with the Seller's historical accounting practices.

          (iii) The unaudited income statements of the Seller as of November 30, 1996, for the period then ended delivered to the Buyer present fairly the financial position of the Seller as of the date thereof and the results of operation of the Seller for the period covered thereby in accordance with GAAP, subject to normal recurring year-end adjustments in accordance with the Seller's historical accounting practices.

          (iv) Other than the liabilities disclosed in the financial statements described in this Section2(i) or otherwise in this Agreement, there are no liabilities or obligations of the Business (whether absolute, contingent or otherwise) which, if it had occurred or arisen prior to the date of such financial statements, would have been required by GAAP to be reflected in such financial statements.

          (v) The Disclosure Schedule contains a list of the accounts payable of MDF Facility as of a date not more than seven (7) days prior to the date hereof, identifying the payee and the amount payable.

          (vi) The Disclosure Schedule contains a list of the accounts receivable of MDF Facility as of a date not more than seven (7) days prior to the date hereof, identifying the payor and the amount payable.

     (j)  Permits and Licenses.   Section3(j) to the Disclosure Schedule

contains a list of and true and correct copies of every material license, permit or governmental approval applied for, issued or given to the Seller and every material agreement with governmental authorities (federal, state, local or foreign) entered into by the Seller as to the Business, which is in effect or has been applied for or is pending.

     (k)  Scope of the Acquired Assets.  The Acquired Assets constitute, and on the Closing Date will constitute, all of the assets or property used or held for use in the Business as presently conducted by Seller except the remaining assets that are being retained by Seller. The Seller has good title to, or a valid leasehold interest in, the material tangible assets that constitute the Acquired Assets (other than Real Property).

     (l)  Environmental Matters.  Seller has provided to Buyer, or given access to Buyer with respect to, all of Seller's records relating to the transportation, treatment or disposal of Hazardous Materials arising from or related to the Acquired Assets. To its Knowledge, and except as disclosed in the Environmental Report, the Seller is in compliance with all valid laws (including federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgements, orders and decrees) applicable to the Acquired Assets and the Business relating to environmental protection, including standards relating to air, water, and land and the generation, storage, transportation, treatment or disposal of solid wastes and Hazardous Materials, except where the failure to comply would not have a material adverse effect upon the financial condition of the Acquired Assets and Assumed Liabilities taken as a whole. To its Knowledge, and except as disclosed in the Environmental Report, there is no location on the Real Property where Hazardous Substances or other harmful substances have entered into the soil or groundwater, except where the existence of such substances would not have a material adverse effect upon the financial condition of the Acquired Assets and Assumed Liabilities taken as a whole.

     (m)  Intellectual Property Rights.


          (i) Section3(m) of the Disclosure Schedule sets forth all license agreements (the "Ancillary License Agreements") other than the License Agreement relating to Seller's Intellectual Property Rights. Seller has delivered to Buyer a true and correct copy of the License Agreement and each of the Ancillary License Agreements, and such agreements have not been modified in any material respect. To the Knowledge of Seller, the License Agreement and the Ancillary License Agreements are in full force and effect, no default exists thereunder and the licensors thereunder have not alleged the existence of a default thereunder.

          (ii) To the Knowledge of Seller, the Intellectual Property Rights licensed to Seller under the License Agreement and the Ancillary License Agreements are all of the Intellectual Property Rights of Seller used in connection with the Business.

          (iii) For purposes of this Section3(m), "use", with respect to Intellectual Property Rights, includes make, reproduce, display or perform (publicly or otherwise), prepare derivative works based on, sell, distribute, disclose and otherwise exploit such Intellectual Property Rights to the full extent permitted by law.

     (n)  Taxes.  The Seller has timely paid all Taxes, and all interest and penalties due thereon and payable by it for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Security Interest on any Acquired Asset, would otherwise materially and adversely affect the Acquired Assets or Assumed Liabilities taken as a whole or would result in the Buyer becoming liable or responsible therefor.

     4.  Representations and Warranties of the Buyer.  The Buyer represents and warrants to the Seller that the statements contained in this Section4 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section4).

     (a)  Organization of the Buyer.  The Buyer is a limited partnership duly organized, validly existing, and in good standing under the laws of California.

     (b)  Authorization of Transaction.  The Buyer has the power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and the Ancillary Agreements, and the execution and delivery of this Agreement and the Ancillary Agreements has been duly authorized and approved by all necessary action of the Buyer. This Agreement constitutes, and the Ancillary Agreements when executed by the Buyer will constitute, valid and legally binding obligations of the Buyer, enforceable in accordance with their respective terms and conditions.

     (c)  Noncontravention.  Neither the execution and the delivery of this

Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, will (i) violate any valid constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of the organizational documents of the Buyer; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or obtain consent, or Security Interest would not have a material adverse effect on the financial condition of the Buyer taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement or the Ancillary Agreements. To the Knowledge of the Buyer, and other than in connection with the provisions of the Hart-Scott-Rodino Act, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the financial condition of the Buyer taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

     (d)  Brokers' Fees.  The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements for which the Seller could become liable or obligated.

     (e)  Financing.  Buyer will have, on the Closing Date, all funds necessary to pay the Purchase Price and related fees and expenses, and has, or will have on the Closing Date, the financial capacity to perform all of its other obligations under this Agreement.

     5.  Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (a)  General.  Each of the Parties will use its reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section8 below).

     (b)  Notices and Consents.  Each Party will give any notices to third parties, and each Party will use its reasonable efforts to obtain any third party consents, that the other Party reasonably may request in connection with the matters referred to in Section3(c) and Section4(c) above. Each of the Parties will give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section3(c) and Section4(c) above. Without limiting the generality of the foregoing, each of the Parties, in consultation with the other party, will file any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act or otherwise, will use its reasonable efforts to obtain early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary.

     (c)  Operation of Business.  The Seller will conduct the Business in the

Ordinary Course of Business and will not engage in any practice, take any action, or enter into any transaction in each case relating to the Business outside the Ordinary Course of Business. Without limiting the generality of the foregoing, from and after the date of this Agreement through the Closing Date, without the prior consent of the Buyer, which shall not be unreasonably withheld, the Seller shall not:

          (i) terminate, modify or amend any lease of real property related to the Acquired Assets in any material respect;

          (ii) hire any new employee who shall have an annual salary in excess of $25,000.00, except to replace an existing employee of the Seller who is receiving a comparable annual salary;

          (iii)  increase the compensation payable to any employee;

          (iv) sell, transfer or otherwise dispose of any material asset or property related to the Acquired Assets, except for sales of Inventory in the Ordinary Course of Business and except the remaining assets that are being retained by Seller;

          (v)  order any Inventory, except in the Ordinary Course of Business;
     or

          (vi) borrow money or incur indebtedness, other than in the Ordinary Course of Business for the payment of liabilities arising in the Ordinary Course of Business.

     (d)  Access.  The Seller will permit representatives of the Buyer to have access at all reasonable times, and in a manner so as not unreasonably to interfere with the normal business operations of the Seller, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Business as Buyer may reasonably request from time to time. Subject to the provisions of Section5(h), the Buyer acknowledges and agrees that it has completed to its satisfaction all of its other due diligence in connection with the transactions contemplated by this Agreement, including without limitation the environmental testing described in the Environmental Report. Until the consummation of the transactions contemplated by this Agreement, the Buyer will treat and hold as such any Confidential Information it receives from the Seller, will not use any of the Confidential Information except in connection with this Agreement and its conduct of the Business, and, if this Agreement is terminated for any reason whatsoever, will return to the Seller, or certify to the Seller that it has destroyed, all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

     (e)  Notice of Developments.


          (i) The Seller may elect at any time to notify the Buyer of any development causing a breach of any of its representations and warranties in Section3(e)-(n) above. Unless the Buyer has the right to terminate this Agreement pursuant to Section14(a)(ii) below by reason of the development and exercises that right within the period of ten (10) business days referred to in Section14(a)(ii) below, the written notice pursuant to this Section5(e)(i) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Section3 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

          (ii) Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section3(a)-(d) and, Section4 above.
     No disclosure by any Party pursuant to this Section5(e)(ii), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

     (f)  Employee Matters.  As Seller will no longer be owning or operating the

Business to be sold to the Buyer, Seller will terminate all of its employees listed on Schedule 5 of the Disclosure Schedule immediately prior to the Closing on the Closing Date. Prior to Closing, Buyer shall inform Seller in writing as to which of the employees listed on Schedules 5 and 5.1 it intends to make an

Offer of Employment.

     (g)  Corporate Documentation and Authorization/Opinion. Seller shall deliver to Buyer (with respect to Seller and Valhi, Inc.), and Buyer shall deliver to Seller (with respect to Buyer), the following corporate or partnership documentation and authorizations: (i) copies of organizational documents consisting of articles or certificates of incorporation, bylaws, partnership agreements and such other documents, including shareholder consents, as the receiving party may reasonably request; (ii) copies of resolutions of the respective board(s) of directors or similar persons with respect to the transactions contemplated by this Agreement together with an original certificate issued by an appropriate officer with respect thereto; and (iii) an incumbency certificate issued by an appropriate officer with respect to all officers executing documents in connection with the transactions contemplated by this Agreement. In lieu of the delivery of the foregoing documents, Buyers shall deliver to Seller at Closing an opinion, in form and substance satisfactory to Seller, with respect to the authorization, execution and delivery of the documents and the actions taken by Buyer with respect to the transactions contemplated by this Agreement. Buyer agrees to deliver a draft of such opinion to Seller within two (2) business days after the execution of this Agreement.

     (h)  Title/Survey.  Buyer acknowledges that Seller has delivered to the

Buyer a the Title Commitment issued by the Title Company for the issuance of an ALTA Form B Owner's Title Insurance Policy (1992) (the "Title Policy") insuring fee simple title to the real property owned by the Seller and part of the Acquired Assets, all as more particularly described in Schedule 1 hereto (the

"Real Property").  The Title Commitment was accompanied by copies of all instruments and documents of record referenced therein. Buyer acknowledges that Seller, at Seller's sole cost and expense, has delivered to Buyer an Urban ALTA/ASCM Land Title Survey (the Survey") certified to the Buyer and the Title Company meeting accuracy standards jointly adopted by the American Land Title Association and the American Congress on Surveying and Mapping and incorporating the following Table A-Optional Survey Responsibilities and Specifications":
Items 1,2,3,4 (as to gross land area), 6, 7, 8, 9, 10, 11 and 13.
     All exceptions listed in the Title Commitment or revealed on the Survey are approved by Buyer and shall therefore be considered "Permitted Exceptions" for purposes of this Agreement. It shall be a condition to Buyer's obligation to proceed with the Closing that, when issued to Buyer at Closing or in accordance with escrow arrangements, the Title Policy shall include full extended coverage over all general exceptions and the Required Endorsements; provided however, Buyer represents and warrants to Seller that the Buyer has confirmed that (i) all Required Endorsements are available in the State of Oregon and, (ii) the Buyer is ready, willing and able to satisfy all requirements of the Title Company in order to obtain such Required Endorsements.

     Buyer shall have the option to request, at Buyer's sole cost and expense, that the Title Company agree to provide coverage against matters relating to federal bankruptcy, state insolvency or similar creditors' rights laws, and the following endorsements: an ALTA 3.1 zoning endorsement (with parking) and contiguity endorsement (the "Required Endorsements") and such other endorsements as Buyer may request (the "Additional Endorsements"). Buyer shall have the option to request, at Buyer's sole cost and expense, that the Title Company reinsure portions of the risk covered by the Title Policy with reinsurance companies reasonably satisfactory to Buyer under standard reinsurance agreements providing, at a minimum, for direct access and enforcement of rights by the insured party to and against the reinsurer. Except for the issuance of the Required Endorsements at the Closing or pursuant to escrow arrangements, none of the matters described in this paragraph shall be conditions to Buyer's obligations to close the transactions contemplated by this Agreement.

     The Buyer shall have five (5) business days following receipt of any updates or amendments to the Title Commitment or the Survey and copies of any additional instruments and documents of record referenced therein to object by written notice to the Seller to any title exception identified therein or thereon. All title exceptions revealed by any updates or amendments to the Title Commitment or the Survey to which Buyer does not object within the five-day period provided above shall be considered Permitted Exceptions. In the event the Buyer timely objects to a title exception as provided in the first sentence of this paragraph, the Seller may, within two (2) business days following receipt of the Buyer's written objections, and in any event no later than the Closing Date, cause the Title Company to commit in writing to Buyer to eliminate or modify or arrange for the removal or modification of such disapproved exception to the Buyer's satisfaction. If the Seller is unable or does not elect to eliminate or modify, or arrange for the elimination or modification of any disapproved exception to the Buyer's satisfaction, within such two (2) business day period, the Buyer shall have three (3) business days after the expiration of such two (2) business day period within which to notify the Seller whether the Buyer shall elect to terminate this Agreement or to waive its objection to the disapproved exception (in which case the exception shall be a Permitted Exception); provided, however, in the event that Buyer waives its objection to a disapproved exception, the Buyer shall nonetheless receive a credit, not to exceed $50,000 in the aggregate for all such exceptions, against the Purchase Price with respect to any such exception to the extent the same constitutes a lien or encumbrance of a definite or ascertainable amount. In the event the Buyer elects termination, all obligations of the parties under this Agreement (except such obligations that survive termination as set forth in Section10(b)) shall thereafter cease and be of no further force or effect.
     6.   Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing:

     (a)  General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, including without limitation for the purpose of assigning, transferring, granting, conveying, and confirming the transfer to the Buyer of the Acquired Assets and the assumption by the Buyer of the Assumed Liabilities in accordance with the terms of this Agreement, each of the Parties will take such further action (including without limitation the execution and delivery of such further deeds, assignments, conveyances, assumptions and other assurances, documents, and instruments) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section Section10, 11 or 12 below). Buyer will provide Seller or its designees access at reasonable times and upon reasonable notice to any documents, books, records, agreements and financial data concerning the Business.

     (b)  Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of Seller and its Subsidiaries, the other Party shall cooperate with it and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section Section10, 11 or 12 below).

     (c)  Covenant not to Compete.  In consideration of the purchase by the

Buyer of the Acquired Assets, the Seller agrees that, for a period of three years commencing on the Closing Date, it will not directly or indirectly, including through any Subsidiary or affiliate, compete with the Buyer or any successor or assign of the Buyer in any state of the United States west of the Mississippi River (the "Western United States") by engaging in the production, sale or distribution of medium density fiberboard for or to customers in the Western United States, provided, that the provisions of this paragraph shall not prevent the Seller from owning up to 4.9% of the outstanding shares or other equity interests of any publicly traded corporation or other entity, including any corporation or other entity engaged in such business.

     (d)  Confidential Information.  From and after the Closing, Seller agrees that (i) Seller will treat as confidential any Buyer Confidential Information; and (ii) Seller will not use any Buyer Confidential Information for purposes of the manufacture and sale of medium density fibreboard except in connection with the operation of its Irish manufacturing facilities, if any, and sales and other activities in relation thereto.

     (e)  Employee Matters. Seller acknowledges its obligation to bargain with the collective bargaining representative of employees covered by a collective bargaining agreement with respect to the transactions contemplated herein and the impact thereof on bargaining unit employees. If Buyer hires any of Seller's former employees, all such employees shall receive credit for all prior service with Seller for purposes of participation in Buyer's employee benefit plans. Buyer will make an Offer of Employment to employees whom the Buyer desires, in its sole and absolute discretion, to hire. Buyer agrees not to take any action or omit to take any action in connection with the hiring process that would subject Seller to any responsibility or liability under the WARN Act with respect to the MDF Facility.

     (f)  Access.  Seller shall retain, at least through ninety (90) days after the Closing Date, the lease for the AS400 computer currently under lease to Seller from Winthrop Resources. Until ninety (90) days after the Closing Date, Seller shall allow Buyer access to the AS400 computer for the purpose of running all software programs currently utilized in the management and operation of, and accounting for, the Business (copies of which software shall be provided at Closing). Seller shall have access to all historical records of the Business in both hard copy and electronic form, to facilitate preparation of the Accounting Report. Seller shall provide to Buyer at no cost access via remote computer connection to Seller's computer system on which the software and data to be used by the Buyer shall be made available. Buyer shall be responsible for any telecommunications or other third-party charges related to such remote access.

     (g)  Air Permit.  Buyer and Seller acknowledge that the MDF Facility may not in the past have been, and may not presently be, in compliance with the existing air quality discharge permit with the State of Oregon Department of Environmental Quality (`ODEQ''). Buyer agrees Seller shall not have any obligation or responsibility with respect to the modification of the air quality discharge permit or issuance of a new permit in order to cure such non-compliance, if any. In the event that any fines, penalties or other assessments, together with interest thereon, are imposed by the ODEQ or any other governmental agency in respect of any noncompliance events occurring on or before the Closing Date relating to the air quality discharge permit, Seller agrees to pay, and indemnify and hold Buyer harmless in respect of, such fines, penalties or other assessments, together with interest thereon.
     (h)  Purchase Price Adjustments.  Buyer and Seller agree to comply with the provisions of  Section Section2(f)-(h).

     (i)  Refiner Conversion.  Seller agrees, at its sole cost and expense, to cause the 42" refining system (L-42 Defibrator) described on attached Schedule
1.2 as "Used L-42 Refiner" to be removed from the MDF Facility, to be converted to a 46" refining system (L-46 Defibrator) pursuant to the terms of the Agreement dated August 23, 1995 between Medite Corporation and Sunds Defibrator (as modified to provide for a conversion to a 46" refiner rather than a 44" refiner) and to be delivered to the MDF Facility.

     7.  Tax Matters.


     (a)  Tax Cooperation.  Each of the Buyer and the Seller will furnish, or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets and the Business as is reasonably necessary for the filing of all tax returns, and making of any election related to taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any tax return. Each of the Buyer and the Seller shall cooperate with the other in the conduct of any audit or other proceeding related to taxes involving the Business. The obligations of the Parties pursuant to this Section7(a) shall include, without limitation, information, assistance and cooperation relating to matters arising after the Closing under employee benefit arrangements.

     (b)  Allocation of Taxes. All real property taxes, personal property taxes and similar ad valorem obligations (collectively, the "Apportioned Obligations")

levied with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between the Seller and the Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period or Post-Closing Tax Period, respectively. The Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period. Within ninety (90) days after the Closing, each of the Seller and the Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section7(b), together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it the other within ten (10) days after delivery of such statement. Thereafter, the Seller shall notify the Buyer upon receipt of any bill for real or personal property taxes relating to the Acquired Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to the Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Closing Tax Period, the Seller shall also remit to the Buyer prior to the due date of assessment payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. In the event that either the Seller or the Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section7(b), the other party shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within ten (10) days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

     (c)   Transfer Taxes.  Any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Acquired Assets to the Buyer and any recording or filing fees with respect thereto shall be paid by the Buyer.

     8.  Conditions to Obligation to Close.


     (a)  Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties of Seller set forth in Section3 above and of Valhi, Inc. in the Guaranty described below shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) there shall not be any suit, proceeding, injunction, judgment, order, decree, ruling, or charge in effect preventing or seeking to prevent the consummation of any of the transactions contemplated by this Agreement, the Ancillary Agreements or the Guaranty;

          (iv) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section8(a)(i)-
     (iii) is satisfied in all respects;

          (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Seller, its Subsidiaries, and the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section3(c) and Section4(c) above;

          (vi) the Seller shall have executed and delivered to the Buyer the Assignment of License Agreement in the form of Exhibit G attached hereto;

          (vii) Valhi, Inc. shall have executed and delivered to the Buyer the Guaranty in the form of Exhibit F attached hereto;


          (viii) the Buyer shall have received a consent to assignment and estoppel certificate from the lender of the ODOE Loan in the form of Exhibit J;

          (ix) the Buyer shall have received a consent to assignment and estoppel certificate from the licensor under the License Agreement in the form of Exhibit K;


          (x) no material adverse change shall have occurred with respect to the Business taken as a whole since December 31, 1996, or, except as publicly disclosed by Valhi, Inc., in the financial condition of Valhi Inc. since September 30, 1996; and

          (xi) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby shall have been executed, delivered, recorded, taken or completed all as reasonably satisfactory in form and substance to the Buyer and the Title Policy shall have been issued to Buyer contemporaneously with the Closing or otherwise as is in accordance with the Title Company's escrow procedure.

The Buyer may waive any condition specified in this Section8(a) if it executes a writing so stating at or prior to the Closing.

     (b)  Conditions to Obligation of the Seller.  The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in Section4 above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

          (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section8(b)(i)-
     (iii) is satisfied in all respects;
          (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Seller, its Subsidiaries, and the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section3(c) and Section4(c) above;


          (vi) the Buyer shall have executed and delivered to Seller the Assignment of License Agreement in the form of Exhibit G attached hereto;


          (vii) Buyer shall have delivered to Seller the opinion or other documents described in Section5(g) in form and substance satisfactory to Seller;

          (viii) All matters relating to air permit compliance on or before the Closing Date shall have been resolved to the satisfaction of Seller in its sole discretion; and

          (ix) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby shall have been executed, delivered, recorded, taken or completed all as reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section8(b) if it executes a writing so stating at or prior to the Closing.

     9.  Survival of Representations and Warranties.   All of the

representations and warranties of the Buyer and the Seller shall survive the Closing (unless the damaged Party had Knowledge (as a result of matters set forth on the Disclosure Schedule or otherwise) of any misrepresentation or breach of warranty contained in Section3 or Section4 above at the time of Closing) and continue in full force (i) with respect to the representations of the Seller in Section3(d) - (n) above, for a period of eighteen (18) months after the Closing at which time such representations and warranties shall be null and void and cease to be of any effect whatsoever, except that, to the extent that any specific claim has been asserted by the Buyer prior to the expiration of such period, the representations and warranties relating to such claim shall continue in respect of such claim only until such claim is resolved, and (ii) with respect to all other representations and warranties of Buyer and Seller, in effect forever thereafter (subject to any applicable statutes of limitations).
     10.  Indemnification Provisions for Benefit of the Buyer.


     (a) Subject to the limitations contained in Section10(d), in the event the Seller breaches any of its representations in Section3 or any of its covenants contained in Section5(f) , Section6 and Section7, the Seller agrees to indemnify the Buyer and Buyer's members, officers, employees and agents (collectively, "Buyer's Indemnified Persons") from and against any Adverse Consequences the Buyer's Indemnified Persons shall suffer through and after the date of the claim for indemnification caused proximately by the breach, provided however, that the indemnity in this Section10(a) shall not apply at all to matters for which Buyer is indemnifying Seller as provided in this Agreement. Solely for purposes of Seller's indemnification obligations under this Section10(a), any representation or warranty of Seller in Section3 which includes the term "material adverse effect" (or derivatives or variations of such term) and/or "taken as a whole" shall be construed as if such term instead were "effect" without any additional qualification.

     (b) The Seller agrees to indemnify the Buyer's Indemnified Persons from and against any Adverse Consequences the Buyer's Indemnified Persons shall suffer caused proximately by any liability which is an Excluded Liability and, to the extent provided in Section15, with respect to liabilities related to the disposal or migration of Hazardous Materials prior to the Closing Date.

     (c) The Seller agrees to indemnify the Buyer's Indemnified Persons from and against any Adverse Consequences the Buyer's Indemnified Persons shall suffer caused proximately by the failure of Seller to discharge when due liabilities related to employees to the extent provided in Section16 hereof.

     (d) Except with respect to any breach of Seller's representations in Section3(a) - (c) and any breach of the covenants contained in Section5, Section6 and Section7, Seller's indemnification obligations to the Buyer pursuant to Section10(a) shall not exceed $2,000,000 in the aggregate. Buyer agrees that it will not seek indemnification for any claim under Section10(a) relating to the breach of a representation or warranty unless the aggregate of all claims under Section10(a) will result in loss to Buyer's Indemnified Persons in excess of $250,000 in the aggregate, provided however, that once such threshold is exceeded, Seller shall indemnify Buyer's Indemnified Persons for all such claims from the first dollar of claims up to the $2,000,000 limitation specified above. Notwithstanding anything to the contrary contained in this Section10(d), (x) the $2,000,000 limitation and (y) the $250,000 threshold specified herein shall not be applicable with respect to any claim for indemnification for the breach of the representations of the Seller in Section3(d) - (n) to the extent Seller has Knowledge (and Buyer did not have Knowledge) of the inaccuracy of such representation or warranty as of Closing.

     11.  Indemnification Provisions for Benefit of the Seller.


     (a) In the event the Buyer breaches any of its representations in Section4 above or any of its covenants contained in Section5(f), Section6 and Section7 of this Agreement, the Buyer agrees to indemnify the Seller and Seller's officers, directors, shareholders, employees and agents (collectively, "Seller's Indemnified Persons") from and against any Adverse Consequences the Seller's Indemnified Persons shall suffer through and after the date of the claim for indemnification caused proximately by the breach, provided however, that the indemnity in this Section11(a) shall not apply at all to matters for which Seller is indemnifying Buyer as provided in this Agreement. Solely for purposes of Buyer's indemnification obligations under this Section11(a), any representation or warranty of Buyer in Section4 which includes the term "material adverse effect" (or derivatives or variations of such term) and/or "taken as a whole" shall be construed as if such term instead were "effect" without any additional qualification.

     (b) The Buyer agrees to indemnify the Seller's Indemnified Persons from and against any Adverse Consequences the Seller's Indemnified Persons shall suffer caused proximately by any liability which is an Assumed Liability.

     (c) The Buyer agrees to indemnify the Seller's Indemnified Persons from and against the failure of Buyer to discharge when due liabilities related to the disposal or migration of Hazardous Materials to the extent provided in Section15 hereof.

     (d) The Buyer agrees to indemnify the Seller's Indemnified Persons from and against the failure of Buyer to discharge when due liabilities related to employees to the extent provided in Section16 hereof.

     12.  Matters Involving Third Parties.


     (a)  If any third party shall notify any Party (the "Indemnified Party")

with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party")

under Section10 or Section11, then the Indemnified Party shall promptly (and in any event within ten (10) business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

     (b) The Indemnifying Party will have the right within thirty (30) days of receipt of the notice specified in the preceding paragraph to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

     (c) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section12(b) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate, and the Indemnifying Party will cooperate and make available to the Indemnified Party all books and records and such officers, agents and employees as are reasonably necessary and useful in connection with the defense.

     (d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld and which consent shall be deemed given if the Indemnifying Party has not replied in writing to the Indemnified Party within fifteen (15) days of notice of any request for any such consent.

     13.  Miscellaneous Indemnity Provisions.


     (a)  Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax benefits and insurance coverage and proceeds and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of Section10 or Section11. All indemnification payments under Section10 or Section11 shall be deemed adjustments to the Purchase Price.

     (b)  Other Indemnification Provisions.  The indemnification provisions in

Section10 and Section11 are the sole remedy any Party may have for breach of representation, warranty, or covenant, provided however, that it is expressly agreed between the parties that monetary damages would be inadequate to compensate the Buyer for any breach by the Seller of its covenants and agreements in Section6(c). Accordingly, the Seller agrees and acknowledges that any such violation or threatened violation of such covenants will cause irreparable injury to the Buyer and that, in addition to the remedies available to it under this Section10, the Buyer shall be entitled to obtain injunctive relief against any threatened or continuing breach of any covenant in Section6(c), without the necessity of proving actual damages.

     14.  Termination.


          (a)  Termination of Agreement.  The Parties may terminate this

     Agreement as provided below:

               (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event (A) the Seller has within the then previous ten (10) business days given the Buyer any notice pursuant to Section5(e)(i) above and (B) the development that is the subject of the notice has had a material adverse effect upon the financial condition of the Acquired Assets and Assumed Liabilities taken as a whole;

               (iii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before the twenty-first day after the date of this Agreement by reason of the failure of any condition precedent under Section8(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

               (iv) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before the twenty-first day after the date of this Agreement by reason of the failure of any condition precedent under Section8(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement); and

               (vi) the Buyer may terminate this Agreement by giving written notice to the Seller pursuant to Section5(h).

     (b)  Effect of Termination.  If any Party terminates this Agreement pursuant to Section14(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section5(d) above shall survive any such termination.

     15.  Remediation Obligations for Hazardous Materials.


     (a) The Seller and the Buyer shall each notify the other as soon as reasonably practicable after receiving notice of any liabilities or potential liabilities to the Business or having Adverse Consequences on the Acquired Assets as a result of the disposal or migration of Hazardous Materials off the Real Property at any time prior to the Closing Date (collectively, "Off-Site Hazardous Materials"). As soon as practicable after receiving notice of any such liability or potential liability, the Seller and Buyer shall determine jointly an appropriate response. Seller shall have the responsibility to direct the actions required to carry out the response and shall provide to the Buyer such information with respect to such actions as the Buyer may reasonably request. The costs, if any, associated with such response (such costs and Adverse Consequences, the "Off-Site Remediation Costs"), shall be borne by the Parties as provided below.

     (b) All Off-Site Remediation Costs shall be paid by the Parties as follows: The Seller shall pay, or indemnify the Buyer against, all Off-Site Remediation Costs up to $500,000; the Buyer shall pay for, or indemnify the Seller against, the next $1,000,000 of Off-Site Remediation Costs; and the Seller shall thereafter pay for, or indemnify the Buyer against, all additional Off-Site Remediation Costs, regardless of by whom or when incurred. Without limiting the generality of the foregoing, the Seller shall indemnify and hold harmless the Buyer and the Buyer's Indemnified Persons for all Adverse Consequences arising from or caused by Off-Site Hazardous Materials, except to the extent of the Buyer's obligation as provided in the first sentence of this Paragraph (b). Without limiting the generality of the foregoing, the Buyer shall indemnify and hold harmless the Seller and the Seller's Indemnified Persons for all Adverse Consequences arising from or caused by Off-Site Hazardous Materials, except to the extent of the Seller's obligation as provided in the first sentence of this Paragraph (b). For purposes of this Paragraph
(b), the Off-Site Remediation Costs shall be measured as incurred, and documented by appropriate invoice. Each Party shall pay to the other from time to time (but no more frequently than once per calendar month) all Off-Site Remediation Costs to be paid by such Party hereunder promptly upon receipt of supporting documentation therefor, and shall provide to the other Party supporting documentation with respect to the Off-Site Remediation Costs paid by it.
     16.  Employee Severance.


          (a)  Attached hereto as Schedule 5 is a list of all current employees of the MDF Facility and Seller's estimate of Seller's maximum potential obligation to each of the Seller's employees at the MDF Facility (other than employees covered by a collective bargaining agreement) that would result upon the failure by the Buyer to make an Offer of Employment to each employee listed on Schedule 5. Attached hereto as Schedule 5.1 is a list of all current employees of the Medford Corporate Office and Seller's estimate of Seller's maximum potential obligation to each of the Seller's employees at the Medford Corporate Office that would result upon the failure by the Buyer to make an Offer of Employment to each employee listed on Schedule 5.1. Buyer agrees to provide a listing to Seller prior to Closing of employees on Schedules 5 and 5.1 to whom the Buyer does not intend to make an Offer of Employment.

          (b) Buyer shall reimburse Seller for the payment of employee severance payments made and obligations incurred, solely with respect to Applicable Severance Obligations, provided liability for such reimbursement obligations shall be limited individually (e.g., for each salaried employee, limited to the individual severance amount set forth opposite each employee's name) and in the aggregate to the amounts set forth on attached Schedules 5 and

5.1 plus the sum of the amounts, if any, of individual severance payments made to employees pursuant to terms negotiated by Seller with the collective bargaining representative of employees covered by a collective bargaining agreement as provided in Schedule 5. Buyer shall indemnify and hold Seller harmless in respect of all Applicable Severance Obligations. Buyer shall be entitled to a credit against amounts otherwise owed to Seller pursuant to the first sentence of this paragraph in an amount equal to the sum of the individual severance amounts set forth on Schedule 5.1 for each employee listed on Schedule
5.1 to whom Buyer makes an Offer of Employment; provided however, such credit in the aggregate shall not exceed the aggregate Applicable Severance Obligations actually paid to employees listed on Schedule 5. In the event that any employee on Schedule 5.1 who is hired by Buyer is subsequently terminated by Buyer, for any reason other than Cause, and such termination occurs on or before one (1) year after the Closing, Buyer shall refund to Seller, within ten (10) days after any such termination, an amount equal to the reimbursement obligation with respect to such employee as set forth on Schedule 5.1; provided however, Buyer's aggregate refund obligation shall not exceed the aggregate amount actually credited to Buyer pursuant to the preceding sentence.

          (c) For purposes of this Section16, `Applicable Severance Obligations' shall mean (i) severance payments and obligations that arise as a result of Buyer's failure to make an Offer of Employment to any of the employees at the MDF Facility described on attached Schedule 5, or (ii) severance payments and obligations that arise as a result of the involuntary termination on or before one (1) year after the Closing, for any reason other than Cause, of any employee listed on Schedule 5 and any employees on Schedule 5.1 hired by the Buyer.
     17.  Miscellaneous.


     (a)  Press Releases and Public Announcements.  No Party shall issue or make, or allow any affiliate to issue or make, any press release or public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party or any affiliate of such Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the Party which intends, or which has an affiliate that intends, to issue such press release or make such public announcement will advise the other Party prior to making the disclosure and provide the other Party opportunity to comment upon the release or announcement).

     (b)  No Third Party Beneficiaries.  This Agreement and the Ancillary

Agreements shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (c)  Entire Agreement.  This Agreement (including the Ancillary Agreements and other documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (d)  Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.
     (e)  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (f)  Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g)  Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to the Seller:   Medite Corporation

                         Three Lincoln Centre, Suite 1700
                         5430 LBJ Freeway
                         Dallas, TX  75240-2697
                         Attention: President
                         Tel:  972-233-1700
                         Fax: 972-239-0142

                         Copy to:

                         James L. Palenchar
                         Bartlit Beck Herman Palenchar & Scott
                         511 16th Street, Suite 500
                         Denver, CO 80202
                         Tel:  303-592-3100
                         Fax: 303-592-3140

     If to the Buyer:    Sierra Pine, a California limited partnership

                         305 South 4th Street
                         Springfield, Oregon  97477
                         Attention:  Joseph Gonyea II
                         Tel: 541/747-3321
                         Fax: 541/744-5442

     Copy to:            David H. Dun

                         Dun & Martinek
                         730 7th Street Suite B
                         P.O. Box 1266
                         Eureka, California 95501-1142
                         Tel: 707- 442-3791
                         Fax: 707-442-9251

                         Earl Melamed
                         Neal Gerber & Eisenberg
                         Two North LaSalle Street
                         Suite 2200
                         Chicago, Illinois 60602
                         Tel:  312-269-8012
                         Fax: 312-269-1747

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received on a business day by the intended recipient; provided however, that if such notice, request, demand, claim, or other communication is received on a business day after 3:00 p.m. local time, it shall be deemed received on the next business day. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     (h)  Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     (i)  Amendments and Waivers.  No amendment of any provision of this

Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

     (j)  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (k)  Dispute Resolution; Expenses.  If there shall be any dispute,

controversy or claim ("Dispute") between the Parties hereto arising out of, relating to, or connected with this Agreement or the breach or invalidity of the provisions of this Agreement, including without limitation the calculation of the Final Net Working Capital Amount, the Parties shall use their best efforts to resolve the matter on an amicable basis and in a manner fair and equitable to the Parties. If one Party notifies the other Party that a Dispute has arisen and the Parties are unable to resolve such Dispute within a period of fifteen
(15) days from such notice, then the matter shall be referred to the most senior officers of such Parties for attempted resolution, who shall have a further thirty (30) days from such notice to resolve the Dispute (the "Resolution Deadline"). No recourse to litigation under this Agreement shall take place unless and until such procedure has been followed.

     Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing sentence, (i) the Seller shall bear the costs of the Title Policy, excluding all Required Endorsements and Additional Endorsements, the Survey, and one-half of the costs assessed by the ODOE in connection with the ODOE loan assumption; (ii) the Buyer shall bear the costs of all Required Endorsements and Additional Endorsements requested by the Buyer and any and all transfer taxes, including without limitation any use or sales taxes, associated with the sale of the Acquired Assets or the assumption of the Assumed Liabilities, and and one-half of the costs assessed by the ODOE in connection with the ODOE loan assumption. Escrow and other customary closing costs will be divided equally between the Seller and the Buyer. Real estate taxes and any other customary prorations shall be made as of the Closing Date.
     (l)  Construction.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.
     (m)  Incorporation of Exhibits. The Exhibits and any annexes and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (n)  Allocation of Purchase Price.  The Buyer and the Seller will cooperate in the preparation and filing of Internal Revenue Service Form 8594.

     (o)  Bulk Transfer Laws.  The Buyer acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Both parties acknowledge that Oregon does not have presently have any bulk transfer laws.

                                     *****




IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                         SIERRA PINE, a California limited partnership

                              By: Rockland Timber Co, a general partner

                              By:
                                 -----------------------
                              Title:
                                     ---------------------


                              By: Emerson Investments, Inc.,
                                   a general partner

                              By:
                                  ---------------------------------
                              Title:
                                     ---------------------



                         MEDITE CORPORATION, a Delaware corporation

                         By:
                             ----------------------
                         Title:
                                ---------------------